Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Stewart Information Services Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-124954, 333-88708, 333-77579 and 333-24075) of Stewart Information Services Corporation of our report dated March 12, 2009, except as to notes 1B and 13 which are as of June 19, 2009, with respect to the consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, retained earnings and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2008 and all related financial statement schedules, which report appears in this current report on Form 8-K of Stewart Information Services Corporation.
Our report with respect to the consolidated financial statements refers to a change in method of accounting for certain financial instruments in 2008 due to the adoption of FASB Statement No. 159, The Fair Value Opinion for Financial Assets and Financial Liabilities in 2008.
/s/ KPMG LLP
Houston, Texas
June 19, 2009